Exhibit 99.1

CODI Completes Strategic Capital Raise and Adds $290 Million in Gross Proceeds

Closings of New Common Equity and Senior Unsecured Debt Offerings Further Position CODI
to Opportunistically Pursue Future Acquisitions

Westport, Conn., May 11, 2020 - Compass Diversified Holdings (NYSE: CODI) (the “Trust”) and Compass Group Diversified Holdings, LLC (the “Company” and, together with the Trust, “CODI”), an owner of leading middle market businesses, raised $290 million in gross proceeds from its previously announced capital markets activity, consisting of approximately $88 million from the issuance of new common equity and $202 million from its senior unsecured notes offering, before deducting underwriting discounts and commissions and other offering expenses.

These transactions further enhance CODI’s financial profile, bolstering its already strong liquidity position as reported in its Q1 2020 earnings report. CODI used the net proceeds from the common share offering and the sale of the 8.000% senior unsecured notes due 2026 (the “Additional Notes”) to repay the $200 million outstanding balance on the Company’s existing revolving credit facility, and the remaining $90 million of cash provides the Company with additional liquidity, which can be used opportunistically to pursue future acquisitions and for general corporate purposes. Including proceeds from this strategic capital raise, cash and cash equivalents on the Company’s balance sheet, and availability on the Company’s revolving credit facility with the ability to upsize by $250 million, CODI has approximately $1.0 billion of total liquidity available to opportunistically pursue future acquisitions.

CODI closed its public offering of 5,000,000 common shares at a price to the public of $17.60 per share and has granted the underwriters a 30-day option to purchase an additional 750,000 common shares. Additionally, CODI completed its previously announced private add-on offering of $200 million of the Additional Notes at an issue price of 101.000%, plus accrued interest from May 1, 2020 through the closing date. The Additional Notes were issued under the indenture dated as of April 18, 2018 and will mature on May 1, 2026. Interest will accrue on the Additional Notes from May 1, 2020, and the first interest payment date will be November 1, 2020.

On May 5, 2020, Moody’s Investors Service affirmed CODI's Corporate Family Rating at Ba3 and Probability of Default Rating at Ba3-PD. Moody's also upgraded the senior secured revolving credit facility due 2023 rating to Ba1 from Ba2, the senior unsecured notes due 2026 rating to B1 from B2 and assigned a B1 rating to the proposed $200 million add-on senior unsecured notes due 2026.

“Our permanent capital structure has always been a unique competitive advantage, and this capital raise underscores our ability to tap into the capital markets efficiently and further positions CODI to execute on compelling opportunities in an unprecedented environment,” said Elias Sabo, Chief Executive Officer of Compass Diversified Holdings. “The enthusiastic response to our offerings in these conditions speaks volumes about the confidence in our team and our ability to prudently identify and invest in leading middle market businesses for the long-term.”

Mr. Sabo continued, “While the full economic impact of the global response to COVID-19 is yet to be seen, there will undoubtedly be new opportunities in the coming months to selectively partner with management teams that can benefit from our deep sector knowledge, operational expertise, and permanent capital base as they manage through the near-term uncertainty and position themselves for years to come. This capital raise gives us meaningful financial flexibility and we look forward to putting this money to work as the current dislocation begins to settle.”

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long-term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

•	The manufacture and marketing of portable food warming systems, creative indoor and outdoor lighting, and home fragrance solutions for the foodservice industry and consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).
Forward Looking Statements
This press release contains certain forward-looking statements, including statements with regard to the use of proceeds from the offerings, potential future acquisitions and CODI’s future operations and performance. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2019 and in the Form 10-Q filed by CODI with the SEC for the quarter ended March 31, 2020, as well as other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

Media Contact:
Joele Frank, Wilkinson Brimmer Katcher
Jon Keehner / Julie Oakes / Kate Thompson
212-355-4449